EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of this 23rd day of December, 2021, is made by and between C&F Financial Corporation, a Virginia corporation (“Holding Company”), Citizens and Farmers Bank, a Virginia banking corporation  (“Bank”) (collectively Holding Company and Bank shall be referred to herein as “Company”) and Thomas F. Cherry (“Executive”) and is effective as of December 23, 2021 (the “Effective Date”).

WHEREAS, Bank is the wholly-owned independent commercial bank subsidiary of Holding Company;

WHEREAS,  Executive currently serves as President and Chief Executive Officer of Holding Company and Bank; is a key member of management of Company and its affiliates; and his services and knowledge are valuable to Company and its affiliates;

WHEREAS, Company wishes to continue the employment of Executive as a key executive of Company and it is the desire of Company to have the benefit of Executive’s continued loyalty and service; and

WHEREAS, Executive wishes to be in the employ of Company on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein the parties agree as follows:

1.Employment and Duties.
(a)Executive shall be employed as President and Chief Executive Officer of Company and Bank (the “Position”) on the terms and subject to the conditions of this Agreement.  Executive accepts such employment and agrees to perform the duties and responsibilities of the Position, as may be assigned to Executive by the Board of Directors of Company.
(b)Executive shall devote Executive’s best efforts and full time to rendering services on behalf of Company in furtherance of its best interests.  Executive shall comply with all policies, standards and regulations of Company now or hereafter promulgated, and shall perform all duties under this Agreement to the best of Executive’s abilities and in accordance with the ethics and standards of conduct applicable to employees in the banking industry.
2.Term.  The Term (as defined below) of this Agreement is effective as of the Effective Date and will continue through the earlier of one year from the Effective Date (the “Initial Term”) or (ii) the date this Agreement otherwise terminates pursuant to Section 6 or Section 14 below; provided, however, that, at the end of the Initial Term, if this Agreement has not been previously terminated pursuant to Section 6 or Section 14 below, this Agreement shall be automatically extended for a one-year term (a “Renewal Term”), commencing at the end of the Initial Term, unless either party gives written notice of non-renewal no later than sixty (60) days prior to the end of the Initial Term.  This Agreement shall continue to be further extended for an additional one-year term at the end of each Renewal Term, unless either party gives written notice of non-renewal no later than sixty (60) days prior to the end of the applicable Renewal Term.  During the Initial Term or any Renewal Term, this Agreement may be terminated at any time pursuant to Section 6 or Section 14 below.  The Term of this Agreement, including all Renewal Terms, if any, is referred to herein as the “Term.”
3.Compensation.
(a)Base Salary.  During the Term, Company shall cause Executive to be paid an annual base salary of FOUR HUNDRED FORTY THOUSAND DOLLARS ($440,000.00) paid in equal installments to Executive in accordance with Company’s established payroll practices (but no less frequently than monthly).  Company’s Board of Directors or its designee, in its discretion, may increase Executive's base salary during the Term.Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and Company.  Company shall also withhold and remit to the proper party any amounts agreed to in writing by Company and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.
(b)Equity Awards and Cash Incentive Compensation.  Executive has received equity awards under Company’s 2013 Stock and Incentive Compensation Plan or any successor equity compensation plan(s) of Company and under the award agreements with respect thereto.  In addition, Executive currently participates in Company’s Management Incentive Plan and may participate in any successor or other bonus or incentive compensation plan(s) of Company in accordance with its or their terms and criteria for eligibility. Executive may be eligible to receive short-term and/or long-term cash and/or equity awards from Company, in such manner and subject to such terms and conditions as the Board of Directors or its designee, in its sole discretion, may determine, if at all.
(c)Clawback.  Executive agrees that any incentive-based compensation or award he receives, or has received, from Company or any subsidiary or affiliate, pursuant to this Agreement or otherwise, is subject to the terms of Company’s recoupment, clawback or similar policy as such may be in effect from time to time, or any similar policy of any subsidiary or affiliate of Company, as well as any similar provision of applicable law, Securities and Exchange Commission rule or regulation or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of such compensation or award (including any value received from a disposition of stock acquired upon payment of any equity award).
4.Benefits.
(a)Corporate Benefit Plans.  Executive shall be entitled to participate in or become a participant in any employee benefit plan maintained by Company for which Executive is or will become eligible on such terms as the Board of Directors or its designee may, in its discretion, establish, modify or otherwise change.

(b)Personal Time Off.  Executive shall be entitled to paid time off (“PTO”) in accordance with any PTO policies applicable to senior management of the Bank as in effect from time to time.
5.Reimbursement of Expenses.  Executive shall be reimbursed upon Executive’s incurring reasonable and customary business expenses in connection with the performance of Executive’s duties, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging, and other business expenses incurred by Executive, in accordance with any business expense reimbursement policies of the Company as in effect from time to time.  In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.
6.Termination of Employment.
(a)Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. Executive’s spouse, if the spouse survives Executive, or, if not, Executive’s estate shall receive (i) any unpaid base salary which otherwise would be payable to Executive through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than thirty (30) days thereafter; (ii) any benefits vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter sub-sections (i) and (ii) collectively are referred to as the “Accrued Obligations”). If Company determines in good faith that “Incapacity” (as defined below) of Executive has occurred, it may terminate Executive’s employment and this Agreement upon ninety (90) days’ written notice, provided that, within ninety (90) days after receipt of such notice, Executive shall not have returned to full-time performance of Executive’s assigned duties. In the event of a termination due to “Incapacity,” Company shall pay the Accrued Obligations to Executive.  For purposes of this Agreement, “Incapacity” shall occur if (i) Executive is unable to perform the material functions of Executive’s position for thirteen (13) consecutive weeks and is then deemed to be permanently unable to continue in the Position by a physician selected by Company or its insurer, and acceptable to Executive or Executive’s legal representative, which consent shall not be unreasonably withheld, or (ii) Executive is deemed disabled as defined in the policy of disability insurance maintained by Company for the benefit of Executive (and others if a group policy).  Notwithstanding any other provision in this Agreement, Company shall comply with all requirements of the Americans with Disabilities Act.  Further, if Executive’s employment is terminated due to death or “Incapacity,” then no payments (other than the Accrued Obligations described above) shall be owed or paid, including those under Section 7(a).
(b)Termination by Company With or Without Cause.  Company may terminate Executive’s employment at any time during the Term of this Agreement, with or without notice (unless otherwise required herein) and with or without Cause.  For purposes of this Agreement, “Cause” shall mean:
(i)Executive’s willful misconduct in connection with the performance of Executive’s duties;

(ii)Executive’s misappropriation or embezzlement of funds or material property of Company or any affiliate;
(iii)Executive’s fraud or dishonesty with respect to Company or any affiliate;
(iv)Executive’s failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), or Executive’s failure to follow reasonable instructions or policies of Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by Company in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than fifteen (15) nor more than thirty (30) days;
(v)Executive’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude;
(vi)Executive’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior or ethics generally applicable to officers of Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by Company in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less fifteen (15) nor more than thirty (30) days;
(vii)Executive’s willful violation of any final cease and desist order;
(viii)Executive’s breach of any fiduciary duty or duty of loyalty owed to Company or its affiliates; or
(ix)Executive’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of Company, in material injury to Company, monetarily or otherwise.
(c)Termination by Executive for Good Reason. Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)The assignment of duties to Executive by Company which result in Executive having materially less authority or responsibility than Executive has on the Effective Date, without Executive’s express written consent;
(ii)Requiring Executive to maintain Executive’s principal office more than 50 miles from the boundaries of James City County, Virginia or any contiguous counties unless Company moves its principal executive offices to the place where Executive is required to move;

(iii)A reduction in the Executive’s base salary;
(iv)The expiration of this Agreement at the end of the Term after Company provided notice of non-renewal to Executive in accordance with Section 2; or
(v)Any action or inaction by Company that constitutes a material breach of this Agreement.

Executive is required to provide written notice to Company detailing the existence of a condition described above in this Section 6(c) within a sixty (60) day period after the initial existence of the condition, or in the case of non-renewal under sub-section (iv), within a sixty (60) day period after the last day of the Term, and Company shall have thirty (30) days after notice to remedy the condition without liability.  In addition to the foregoing requirements, to trigger payment under this Section 6(c), Executive must also terminate employment within one hundred twenty (120) days after the initial occurrence of the event constituting “Good Reason” and Company must have been allowed the full opportunity to cure, as set forth above.  Notwithstanding the above, “Good Reason” shall not include any resignation by Executive where Cause for Executive’s termination by Company exists under Section 6(b), or there is an isolated, insubstantial or inadvertent action by Company (provided that such action is remedied by Company after written notice by Executive), and shall not include any action by Company taken before the Effective Date of this Agreement.

(d)Other.  Executive’s employment hereunder may be terminated voluntarily by Executive without Good Reason upon ninety (90) days’ prior written notice to Company or at any time by mutual agreement in writing.  In the event of such voluntary termination notice by Executive without Good Reason, Company may terminate Executive’s employment prior to the expiration of the notice period without incurring any liability under Section 7, and Company shall be required only to pay Executive’s base salary through the termination date (with such payment to be made in accordance with Company’s established payroll practices), plus any Accrued Obligations (as defined Section 6(a)).
(e)Resignation of All Other Positions.  Unless the parties hereto agree otherwise in a written instrument executed by the parties or their legal representatives, effective upon the date of Executive’s termination of employment with Company for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, employee, or member of the Board of Directors (or committee thereof) of Company, the Bank, or of any of their respective affiliates, and Executive agrees to execute any documents required by Company to memorialize such resignation(s).
(f)Occurrence of a Change in Control Prior to Termination of Employment. Provided the Second Amended and Restated Change in Control Agreement, dated as of the same date as this Agreement, between the Company and Executive, attached hereto and labeled Exhibit A (the “Change in Control Agreement”), continues to remain in effect, then in the event there is a “Change in Control” (as defined in the Change in Control Agreement) prior to a termination of employment, this Agreement (but not Exhibit A, which is a separate and independent obligation) shall terminate immediately upon the occurrence of a Change in Control and be of no further force and effect, except as provided in Section 24 below, and any severance benefits payable upon a termination of employment on or following a Change in Control shall be determined and paid solely pursuant to such Change in Control Agreement.  For the avoidance of doubt, Executive shall not be entitled to any further payments of benefits under this Agreement upon a Change in Control except to the extent termination of employment occurred prior to a Change in Control and Executive is due severance benefits hereunder but such severance benefits have not yet been paid or provided due to the timing provisions of Section 7.
7.Obligations Upon Termination.
(a)Without Cause or for Good Reason. Except as set forth in Section 7(b), if Company terminates Executive’s employment without Cause, or if Company does not renew the Agreement upon the expiration of the Term and Company terminates Executive’s employment within one year of such expiration, or if Executive terminates Executive’s employment for Good Reason during the Term, or if Executive terminates Executive’s employment for Good Reason after the Term due to non-renewal by Company as provided in Section 6(c)(iv), Executive shall be entitled to receive, subject to any applicable delay set forth in Section 17 below:
(i)The Accrued Obligations (as defined in Section 6(a)); and
(ii)Subject to Executive's signing, delivering and not revoking a  Release Agreement in a form satisfactory to Company and which contains provisions similar to those attached as Exhibit B, which Release Agreement must be signed, delivered and not revoked within the period set forth in the Release Agreement:
(A)Company shall pay or cause to be paid in cash a lump sum amount equal to Executive’s annual base salary in effect immediately preceding such termination, subject to applicable withholdings, to Executive within thirty (30) days after the date of Executive’s termination of employment; provided, however, in the event of a group termination, such time period may be delayed up to an additional thirty (30) days pursuant to  Treas. Reg. Section 1.409A-3(d); and
(B)To the extent that Executive is eligible for and timely elects COBRA continuation coverage, and provided that it would not result in any fines or penalties for Company and Executive pays the employee portion of the premium for such continuation coverage that Executive would be required to pay if actively employed by Company, Company shall pay Executive on a monthly basis for the employer portion of such COBRA continuation coverage for a period of twelve (12) months, subject to all applicable withholdings.

Notwithstanding the foregoing, and in addition to Company’s remedies set forth in Section 8(e), all such payments and benefits under Section 7(a) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Company shall have no further obligation with respect thereto, in the event Executive, without the consent of Company, breaches or engages in any activity prohibited in Section 8 or any of its sub-parts.

(b)For Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause or if Executive voluntarily terminates Executive’s employment other than for Good Reason, this Agreement shall terminate without any further obligation of Company to Executive other than the payment to Executive of the Accrued Obligations.
8.Covenants of Executive.
(a)Confidentiality.  As an employee of Company, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to Company and/or its affiliates and Executive acknowledges a fiduciary duty owed to Company and its affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning Company and its affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Company; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation.  Executive does not need the prior authorization of Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators.  Executive is not required to notify Company that Executive has engaged in such communications with the Regulators.  Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

●

Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

●	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)Non-Piracy of Customers. In consideration for Company’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, solicit, divert from Company or transact business with any “Customer” of Company with whom Executive had “Material Contact” during the last twelve (12) months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Company at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of Company during the last twelve (12) months of Executive’s employment.  “Customer” means any person or entity with whom Company had a depository or other contractual relationship, pursuant to which Company provided products or services during the last twelve (12) months of Executive’s employment.
(c)Non-Solicitation of Employees. In consideration for Company’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, hire any person employed by Company during the last six (6) months of Executive’s employment, or solicit for hire or induce any such person to terminate employment with Company, if the purpose is to compete with Company.
(d)Non-Disparagement. Subject to Executive’s rights under Section 8(a) in regard to Executive’s unrestrained right to communicate with Regulators, in consideration for Company’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees the he will not impugn, defame, disparage or do or say anything that reasonably may diminish the reputation, goodwill or status of Company, the Bank, or any of their respective affiliates, or any of their products, services, methods, operations, employees, agents, officers, directors, suppliers or customers. In addition to Executive’s right to communicate with Regulators under Section 8(a), nothing in this section shall prevent Executive from providing truthful testimony in response to any subpoena, judicial process, or other government inquiry.
(e)Remedies. Executive acknowledges that the covenants set forth in Section 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of Company.  Executive further acknowledges that if Executive breaches or threatens to breach or unsuccessfully challenges any provision of Section 8, all payments otherwise due under Section 7(a)(ii) shall immediately cease, but Company’s remedies at law will be inadequate, and Company will be irreparably harmed. Accordingly, Company shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, such injunctive relief not to preclude Company from pursuing all available legal and equitable remedies, and being entitled to all reasonable attorney’s fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Section 8.
9.Documents. All documents, records, tapes and other media of any kind or description relating to the business of Company or any of its affiliates or subsidiaries (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of Company. The Documents (and any copies) shall be returned to Company upon Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of Company or its designee may specify.
10.Suspension or Temporary Prohibition of Services; Permanent Prohibition of Services.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of Company’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company may in its discretion (a) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (b) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of Company’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
11.Severability/Breach Not Excuse Performance. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.  No breach of this Agreement by Company shall excuse Executive’s obligations under Section 8.
12.Governing Law/Venue/Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.  The parties further agree that venue in the event of a dispute shall be exclusively in the Circuit Court of the King William County, or the applicable federal court encompassing that jurisdiction, at the sole option of Company, and Executive agrees not to object to venue.  Executive and Company further agree that in the event of any judicial proceeding arising out of a dispute between them that they knowingly and voluntarily waive their right to trial by jury and agree that the dispute will be decided by the Court sitting without a jury.
13.Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by overnight or registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To Company:Chairman of the Board, C&F Financial Corporation

3600 La Grange Parkway

Toano, Virginia 23168

With a copy to:James H. Hudson III

Hudson Law PLC

826 Main Street – P.O. Box 231

West Point, Virginia 23181

To Executive:	At Executive’s home address as shown on the records of Company.

14.Amendment and Termination of Agreement. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.  Except as specifically set forth herein, including pursuant to the provisions of Section 6 above, this Agreement may not be terminated except by an instrument in writing executed by the parties hereto or their legal representatives.
15.Binding Effect. This Agreement shall be binding upon Executive and on Company, its successors and assigns on the Effective Date, subject to the approval by the Board of Directors of Company.  Company will require any successor to all or substantially all of the business, stock or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  This Agreement shall be freely assignable by Company.
16.No Construction Against Any Party. This Agreement is the product of informed negotiations between Executive and Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.
17.Code Section 409A Compliance.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)Neither Executive nor Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.
(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with Company or Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A.  If Executive is deemed on the date of separation from service with Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Code Section 409A(a)(2)(B), such payment or benefit (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid in a lump sum with interest on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  The amount of interest to be paid shall be based on the prime rate of interest in effect on the first day of the month following the Executive's separation from service as reported in the Wall Street Journal.  In the case of benefits required to be delayed under Code Section 409A, however, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by Company thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death.
(d)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(f)When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company or, if within the control of the Executive and payable over two calendar years, shall always be paid in the later calendar year.  In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.
(g)Notwithstanding any other provision of this Agreement, Executive shall be solely liable, and Company shall not be liable in any way to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
18.Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither Company nor any subsidiary shall be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to Company or the subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System.  Executive agrees that compliance by Company with such regulatory restrictions, even to the extent that compensation or other benefits paid to Executive are limited, shall not be a breach of this Agreement by Company.
19.Waiver of Breach.  The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.
20.No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 20 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

21.Full Capacity.  The persons signing this Agreement represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below and to perform all obligations under this Agreement.
22.Representation and Warranty of Executive.  Executive represents and warrants to Company that Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent Executive from entering into the employ of Company under this Agreement or prevent Executive from performing the terms of this Agreement.
23.Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and, upon the Effective Date, it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. Nothing in this Agreement shall or shall be construed to supersede the Change in Control Agreement, or Company’s 2013 Stock and Incentive Compensation Plan and award agreements, which remain in full force and effect.
24.Survivability. The provisions of Section 8, 11, 12, 16, 17, and 19  shall survive the termination, expiration or non-renewal of this Agreement, including a termination of this Agreement upon a Change in Control under Section 6(f), except to the extent otherwise limited by Section 9(c) of the Change in Control Agreement, which limits the survivability of Section 8 of this Agreement to only Sections 8(b), (c), and (d) in the event of a Change in Control.
25.Counterparts/Facsimile/Electronic Delivery.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. In the event that any signature is executed or delivered by means of an electronic signature (such as DocuSign), facsimile or scanned pages via electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic signature, facsimile or scanned pages were the original signed version thereof delivered in person.
26.Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.
27.Title. The titles and sub-headings of each Section and Sub-Section in this Agreement are for convenience only and should not be considered part of this Agreement to aid in interpretation or construction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Date: December 23, 2021/s/ Thomas F. Cherry

Thomas F. Cherry

Date: December 23, 2021C&F Financial Corporation

By: /s/ Larry G. Dillon

Larry G. Dillon

Chairman of the Board

Date: December 23, 2021Citizens and Farmers Bank

By: /s/ Larry G. Dillon

Larry G. Dillon

Chairman of the Board

EXHIBIT B

THIS RELEASE (the “ Release”) is made and entered into by and between Thomas F. Cherry (“Executive”) and C&F Financial Corporation (“Holding Company”) and Citizens and Famers Bank (“Bank”). Collectively, the Holding Company and the Bank shall be referred to herein as “Company,” and Executive and company shall be referred to as the “Parties” or individually as a “Party” to this Release. This Release shall be effective upon the expiration of the seventh calendar day after Executive has signed and delivered the Release, so long as it has not been revoked pursuant to Section 2 below.

1.Release and Covenant Not to Sue.

a.Claims Released by Executive.In consideration for the benefits promised in the Employment Agreement, dated ___________, 2021, and other good and valuable consideration, Executive hereby voluntarily and irrevocably waives and releases (and, if applicable, agrees to dismiss with prejudice and withdraw) all claims, charges, complaints, suits, agreements, promises, covenants, demands or causes of action of any kind whatsoever (whether known or unknown), to which Executive was a party or ever had, may have, or now has with or against Company (including their predecessors, successors, and any subsidiaries or affiliates and their respective past, present, or future agents, directors, officers, employees, contractors, representatives, attorneys, insurers, plan administrators and their respective benefit plans and related trusts (collectively, the “Releasees”)), including those arising out of Executive’s employment, the cessation of Executive’s employment, or other events that have occurred prior to the date of execution of this  Release, including but not limited to:

i.claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, or the Executive Retirement Income Security Act;

ii.claims for violations of any other federal, state, or local statute, regulation, or ordinance or executive order;

iii.claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

iv.claims to compensation under any agreements of any kind, any benefit plans, any stock award or stock option plans, or any bonus, severance, workforce reduction, early retirement, outplacement or any other similar plan sponsored by Company; and

Exhibit B - 1

v.any other claims under federal, state or local law arising in tort or contract.

Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 1 or any portion thereof or interest therein to any third Party prior to the Effective Date of this Release.

b.Settlement, Accord, Satisfaction and Covenant Not to Sue.  Executive acknowledges that this Release constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 1.a.Executive represents and warrants that Executive has not filed any action, claim, charge, or complaint against Company or any of the other Releasees with any local, state, or federal agency or court.  Executive promises not to sue or file any complaint or claim against any of the Releasees in any court of law based on any alleged right, claim, act, or omission arising or occurring before the Effective Date, whether known or unknown at the time of execution.  Nothing in this Release shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency.  However, Executive also agrees to waive the right to receive future monetary recovery directly from Company or Releasees, including payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf.

2.Age Discrimination in Employment Act.  Executive hereby acknowledges and agrees that this Release and his separation from employment with Company and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 1 hereof shall be applicable, without limitation, to any claims brought under these Acts.  Executive further acknowledges and agrees that:

a.The releases given by Executive in this Release is given solely in exchange for the consideration set forth in this Release and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b.By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

c.Executive has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.Executive has been offered twenty-one (21) days [or 45 days if applicable] from receipt of this Release within which to consider this Release; and

Exhibit B - 2

e.For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering written notice to Company’s ________________________________________ at _____________ and this Release shall not become effective or enforceable until such seven (7) day period has expired.

f.No change to this Release, material or non-material, shall re-start the 21-day period [or 45 days if applicable] referenced in sub-section d.

3.Continuing Obligations. Executive agrees that each of his obligations and promises set forth in the Employment Agreement and General Release, including but not limited to those set forth in Sections 6(e), 8, 9, 11, 12, 14, 15, 16, 19, 20, 22, 23, and 24, remain in full force and effect and survive the cessation of his employment and the execution of this Release.

4.Governing Law.  The construction, interpretation and enforcement of this Release shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia.

5.Venue.  Executive agrees that any action brought to enforce or to test the enforceability of any provision of this Release, shall be brought in the Circuit Court of King William County or the federal court appurtenant thereto, chose at the option of Company and Executive hereby voluntarily consents to personal jurisdiction in the Commonwealth of Virginia and waives any rights he may otherwise have to contest the assertion of jurisdiction over him in Virginia.

6.No Construction Against Any Party.  This Release is the product of informed negotiations between Executive and Company. If any part of this Release is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all Parties.  Executive and Company agree that neither Party was in a superior bargaining position regarding the substantive terms of this Release.

7.Remedies.  Any non-compliance or breach of this Release may be remedied and enforced by either Party through injunctive relief, both temporary and permanent or any other legal remedy, as well as all provable damages, attorney’s fees and costs.

8.Counterparts.  This Release may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.No Other Representations.  Executive represents and acknowledges that in executing this Release, Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Release or otherwise.

Exhibit B - 3

10.Binding Effect, Assignment.  This Release shall be binding upon and insure to the benefit of the Parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns.  This Release shall not be assignable by Executive but shall be freely assignable by Company.

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Exhibit B - 4

_____________________________________________________

DateTHOMAS F. CHERRY

__________________By __________________________________

Date

Title: ________________________________

CITIZENS AND FARMERS BANK

__________________By __________________________________

Date

Title: ________________________________

C&F FINANCIAL CORPORATION

Exhibit B - 5